Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ACHIEVES PROFITABILITY IN THE FIRST QUARTER OF 2013 ON REVENUE OF $1.8 MILLION

Richardson, Texas — May 13, 2013 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2013.

Intrusion’s net income was $57 thousand in the first quarter 2013, compared to a net loss of $352 thousand for the first quarter 2012.

Revenue for the first quarter 2013 was $1.78 million, compared to $1.40 million for the first quarter 2012.

Gross profit margin was 64% of revenue in the first quarter 2013; compared to 56% in the first quarter 2012.  Gross profit margin improvement was primarily due to a favorable product mix.

Intrusion’s first quarter 2013 operating expenses were $1.05 million; compared to $1.11 million in the first quarter 2012.

As of March 31, 2013, Intrusion reported cash and cash equivalents of $0.30 million, a working capital deficiency of $1.64 million and debt of $2.02 million.

“At our current staffing and expense levels, it takes approximately $1.70 million of quarterly revenue to break-even and this quarter reflects just that.  During the first quarter, we booked a total of $1.17 million in sales orders.  Backlog at March 31, 2013 was $1.61 million and is scheduled over the next twelve months,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 20, 2013 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 70526483.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$301	$52
Accounts receivable	1,606	946
Inventories, net	12	5
Prepaid expenses	46	48
Total current assets	1,965	1,051

Property and equipment, net	237	260
Other assets	46	48
TOTAL ASSETS	$2,248	$1,359

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$916	$707
Dividends payable	317	279
Line of credit payable	311	130
Obligations under capital lease, current portion	85	96
Deferred revenue	449	52
Loan payable to officer	1,530	—
Total current liabilities	3,608	1,264

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	94	116

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,210 as of March 31, 2013	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,270 as of March 31, 2013	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $852 as of March 31, 2013	504	504
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,182	122	122
Outstanding shares — 12,172
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,877	55,837
Accumulated deficit	(58,990)	(59,047)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,454)	(1,551)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,248	$1,359

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2013	2012

Revenue	$1,777	$1,398
Cost of revenue	635	615
Gross profit	1,142	783
Operating expenses:
Sales and marketing	312	399
Research and development	399	398
General and administrative	343	311
Operating income (loss)	88	(325)
Interest expense, net	(31)	(27)
Income (loss) before income taxes	57	(352)
Income tax provision	—	—
Net income (loss)	57	(352)
Preferred stock dividends accrued	(37)	(38)
Net income (loss) attributable to common stockholders	$20	$(390)

Net income (loss) per share attributable to common stockholders:
Basic	$0.00	$(0.03)
Diluted	$0.00	$(0.03)
Weighted average shares outstanding:
Basic	12,172	11,952
Diluted	13,736	11,952